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                                                               EXHIBIT 99.(H)(5)

                            ADMINISTRATION AGREEMENT

        AGREEMENT made as of October 6th, 2000, by and between Mercury HW Funds, a Massachusetts business trust (the "Trust"), on behalf of Mercury Total Return Bond Fund (the "Fund"), and FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Administrator").

                                   WITNESSETH:

        WHEREAS, the Trust is engaged in business as an open-end diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

        WHEREAS, the Trust desires to retain the Administrator to provide management and administrative services to the Fund in the manner and on the terms hereinafter set forth; and

        WHEREAS, the Administrator is willing to provide management and administrative services to the Fund on the terms and conditions hereafter set forth; and

        WHEREAS, the Fund is a "feeder" fund for and invests all of its assets in the Total Return Bond Master Portfolio of Fund Asset Management Master Trust, which serves as the "master" portfolio and has the same investment objectives and policies as the Fund;

        NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

                                    ARTICLE I
                           DUTIES OF THE ADMINISTRATOR

        The Trust hereby employs the Administrator to act as a manager and administrator and to furnish, or arrange for affiliates to furnish, the management and administrative services described below, subject to review by and the overall control of the Board of Trustees of the Trust (the "Trustees"), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Administrator and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed agents of the Trust.

        Management Services. The Administrator shall perform (or arrange for the performance by affiliates of) the management and administrative services necessary for the operation of the Fund including administering shareholder accounts and handling shareholder relations. The Administrator shall provide the Trust with office space, facilities, equipment and necessary personnel and such other services as the Administrator, subject to review by the Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this


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Agreement. The Administrator shall also, on behalf of the Trust, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust as it shall determine to be desirable.

                                   ARTICLE II
                       ALLOCATION OF CHARGES AND EXPENSES

        (a) The Administrator. The Administrator assumes and shall pay, or cause its affiliate to pay, for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall, at its own expense, provide the office space, facilities and necessary personnel which it is obligated to provide under Article I hereof. The Administrator shall pay, or cause its affiliate to pay, compensation of all officers of the Trust and all Trustees of the Trust who are affiliated persons of the Administrator or of an affiliate of the Administrator.

        (b) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Fund (except for the expenses paid by the distributor of the Fund's shares (the "Distributor")), including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxies, shareholder reports, prospectuses and statements of additional information, charges of the custodian, any sub-custodian and transfer agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal, state and foreign laws, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator, or of an affiliate of the Administrator, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund. The Distributor will pay certain of the expenses of the Trust incurred in connection with the continuous offering of shares of the Fund.

                                   ARTICLE III
                        COMPENSATION OF THE ADMINISTRATOR

        Administrative Fees. For the services rendered, the facilities furnished and expenses assumed by the Administrator, the Trust shall pay to the Administrator at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund, as determined and computed in accordance with the description of the determination of net asset value contained in the prospectus and statement of additional information of the Fund, at the annual rate of 0.25% of the average daily net assets of the Fund, commencing on the day following effectiveness hereof. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Administrator's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated above.


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During any period when the determination of net asset value is suspended by the
Trustees, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

                                   ARTICLE IV
                  LIMITATION OF LIABILITY OF THE ADMINISTRATOR

        The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the management and administration of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Administrator" shall include any affiliates of the Administrator performing services for the Trust contemplated hereby and partners, shareholders, directors, officers and employees of the Administrator and such affiliates.

                                    ARTICLE V
                         ACTIVITIES OF THE ADMINISTRATOR

        The services of the Administrator to the Trust are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Trust are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners and shareholders or otherwise, and that the Administrator and directors, officers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Trust as shareholders or otherwise.

                                   ARTICLE VI
                   DURATION AND TERMINATION OF THIS AGREEMENT

        This Agreement shall become effective as of the date first above written and shall remain in force for two years thereafter and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

        This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities of the Fund, or by the Administrator, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.



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                                   ARTICLE VII
                          AMENDMENTS OF THIS AGREEMENT

        This Agreement may be amended by the parties only if such amendment is specifically approved by a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII
                          DEFINITIONS OF CERTAIN TERMS

        The terms "vote of majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX
                                  GOVERNING LAW

        This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.





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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                       MERCURY HW FUNDS

                                       /s/
                                       Nancy D. Celick, President


                                       FUND ASSET MANAGEMENT, L.P.


                                       /s/
                                       Nancy D. Celick, First Vice President





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